Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2019 Equity Incentive Plan and 2019 Employee Stock Purchase Plan of BILL Holdings, Inc. of our reports dated August 29, 2023, with respect to the consolidated financial statements of BILL Holdings, Inc., and the effectiveness of internal control over financial reporting of BILL Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Mateo, California

August 29, 2023